Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 27, 2026, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Marten Transport, Ltd. and subsidiaries on Form 10-K for the year ended December 31, 2025. We consent to the incorporation by reference of the aforementioned reports in the Registration Statements of Marten Transport, Ltd. on Forms S-8 (File No. 333-287141, File No. 333-234594, File No. 333-204386, File No. 333-128168, and File No. 333-81494).

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota

February 27, 2026